Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-23055 and 33-33791) pertaining to the Becton, Dickinson and Company Savings Incentive Plan of our report dated December 12, 2012, with respect to the financial statements and schedule of the Becton, Dickinson and Company Savings Incentive Plan included in this Annual Report (Form 11-K) for the year ended June 30, 2012.

/s/ Ernst & Young LLP
New York, New York
December 12, 2012